Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 31, 2015, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, and the effects of the adjustments to retrospectively apply the change in accounting related to the reverse stock splits described in Note 18 and Note 19, which were audited by other auditors, relating to our audit of the financial statements of the Company as of December 31, 2014 and for the year then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ Friedman LLP

East Hanover, New Jersey

December 20, 2016